Arizona Public Service Company

                                   ("Company")

                           Medium-Term Notes, Series B

                   Due Nine Months or More from Date of Issue

                                 TERMS AGREEMENT
                                 ---------------


                                                                   April 7, 1997


Arizona Public Service Company
400 North 5th Street
Phoenix, AZ   85004
Attention:  Treasurer

Ladies and Gentlemen:

                  We offer to purchase, on and subject to the terms and conditions of the Distribution Agreement filed as an exhibit to the Company's registration statement on Form S-3 (No. 333-15379) ("Distribution Agreement"), the following Securities ("Notes") on the following terms:

                  Title:  6.72% Senior Notes Due 1999

                  Currency or Currency Units:  United States dollars

                  Stated Maturity:  April 1, 1999

                  Principal Amount:  $50,000,000

                  Public Offering Price:  100%

                  Original Issue Discount Security:  Yes       No    X
                                                         ----      -----
                  Denominations:  $1,000 and integral multiples thereof.

                  Purchase Price (to be paid in immediately available funds):
                  99.750%, plus accrued interest, if any, from April 10, 1997

                  Underwriting Discount or Commission received from the Company (%): .250%

                  Proceeds to Company (If different from Public Offering Price) (%): 99.750%

                  Optional Redemption (option of the Company): As described in pages S-3 to S-4 of the Prospectus Supplement, dated December 26, 1996 (the "Prospectus Supplement")

                  Optional Redemption (option of the Holder):  None

                  Sinking Fund:  None

                  Other Terms:  None

                  Trade Date:  April 7, 1997

                  Settlement Date (Issue Date):  April 10, 1997

                           *       *        *        *        *

Details for Settlement
----------------------

                           Exact name in which the Note or Notes are to be registered ("registered owner"): Cede & Co.

                           Principal   amount  of   each   Note  in   authorized
                           denominations to be delivered to registered owner:
                           $50,000,000

                           *       *        *        *        *

                  Our agreement to purchase the Notes hereunder is subject to the conditions set forth in the Distribution Agreement, including the conditions, and the delivery of the documents, set forth in Section 5 thereof. If for any reason the purchase by the undersigned of the Notes is not consummated other than because of a default by the undersigned or a failure to satisfy a condition set forth in clause (ii), (iii) or (v) of Section 5(c) of the Distribution Agreement, the Company shall reimburse the undersigned for all out-of-pocket expenses reasonably incurred by the undersigned in connection with the offering of the Notes and not otherwise required to be reimbursed pursuant to Section 4 of the Distribution Agreement.

                  The Notes will have the terms described in the Prospectus as supplemented by the Prospectus Supplement dated December 26, 1996 and the Pricing Supplement No. 1 dated April 7, 1997 (the "Pricing Supplement").

                  The principal amount of Notes to be purchased by each Distributor is as specified in the Pricing Supplement. The obligations of the Distributors to purchase the Notes shall be several and not joint.

                  Notwithstanding the terms of the Distribution Agreement, the Company and the Distributors agree that the Company shall prepare the Pricing Supplement within a reasonable time following the Settlement Date (Issue Date) for the Senior Notes and, on the date of the filing thereof with the Commission, to hold the Closing Date specified in Section 3(e) of the Distribution Agreement at 8:00 A.M., Phoenix time, on such date.

                  If any Distributor or Distributors default in their obligations to purchase Notes pursuant to this Terms Agreement and the principal amount of the Notes that such defaulting Distributor or Distributors agreed but failed to purchase is ten percent (10%) or less of the principal amount of the Notes, the Distributors may make arrangements satisfactory to the Company for the purchase of the Notes by other persons, including any of the Distributors, but if no such arrangements are made by the Settlement Date (Issue Date) the nondefaulting Distributors shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Notes that such defaulting Distributor or Distributors agreed but failed to purchase. If any Distributor or Distributors so default and the aggregate principal amount of Notes with respect to which such default or defaults occur is more than the above described amount and arrangements satisfactory to the remaining Distributors and the Company for purchase of such Notes by other persons are not made within thirty-six hours after such default, this

Terms Agreement will terminate without liability on the part of any non-defaulting Distributor, except as provided in Section 9 of the Distribution Agreement. As used in this Terms Agreement, the term "Distributor" includes any person substituted for a Distributor under this paragraph. Nothing herein will relieve a defaulting Distributor from liability for its default.

                  Credit   Suisse   First  Boston   Corporation   is  acting  as
representative for the Distributors specified in the Pricing Supplement in connection with the offering to which this Terms Agreement relates, and any action under this Terms Agreement taken by Credit Suisse First Boston Corporation in such capacity will be binding upon the Distributors to which this Terms Agreement relates.

                  This Terms Agreement shall constitute an agreement between the Company and the undersigned for the sale and purchase of the Notes upon the terms set forth herein and in the Distribution Agreement.

                                  Very truly yours,

                                  CREDIT SUISSE FIRST BOSTON CORPORATION
                                  SALOMON BROTHERS INC

                                  By:  CREDIT SUISSE FIRST BOSTON CORPORATION



                                  By  Helena Willner
                                    --------------------------------------------
                                      Vice President
Accepted and agreed to as of the date set forth above.

ARIZONA PUBLIC SERVICE COMPANY


By   Nancy E Felker
   ---------------------------------
     Treasurer
                                      -4-